                                                                      Exhibit 99

Page 1


                                                           2 MANHATTANVILLE ROAD
                                                         PURCHASE, NY 10577-2196
NEWS RELEASE

MEDIA CONTACT:             Jack Cox, 914-397-1952
ANALYST CONTACTS:          Carol Tutundgy, 914-397-1632
                           Rochelle Weitzner, 914-397-1623

      INTERNATIONAL PAPER REPORTS 25 PERCENT INCREASE IN EARNINGS PER SHARE

July 11, 2000

Purchase, N.Y. -- International Paper today reported improved second-quarter 2000 earnings of $315 million ($.75 per share) before special items.

Second-quarter results represent an increase of 25 percent or $.15 per share (or $66 million) compared to first-quarter net earnings of $.60 per share (or $249 million) before special and extraordinary items. Second-quarter 2000 earnings represent more than three times the earnings ($.24 a share, or $99 million, before special and extraordinary items) reported in the comparable quarter a year earlier.

"This is our highest level of quarterly earnings since the last quarter of 1995," said John Dillon, chairman and chief executive officer. "We are achieving our profit improvement goals and reaching our announced merger synergy targets. The results are very encouraging and we see continued improved profitability ahead for International Paper."

In June 1999, the company announced a comprehensive plan to improve return-on-investment (ROI), irrespective of pricing, and the company is on track to achieve its targeted ROI improvement goal for this year and to realize the merger benefits savings of $425 million from the Union Camp merger.

Page 2


Dillon said that International Paper is monitoring its paper and packaging markets very closely, and that he is determined to keep the company's production in line with demand. He added that inventory levels in key product grades were down month-to-month and below year-end 1999 levels.

With the acquisition of Champion International in June, International Paper took a huge step forward in its efforts to turn the company into a more focused and a more profitable company, Dillon said.

"Now that the merger is completed and we have had a closer look into Champion's businesses, we are even more optimistic about the opportunities this acquisition will provide," Dillon said. "It strengthens both our uncoated and coated papers businesses, gives us a great deal of flexibility in our U.S. manufacturing system and provides significant cost-reduction opportunities. In addition, Champion's businesses in Brazil and Canada are very well run and enjoy strong market positions."

Dillon said International Paper is moving quickly to achieve the $425 million in Champion-related merger synergies previously announced. The cost savings will be achieved by integrating manufacturing operations, reductions in duplicate overhead costs and improved purchasing efficiencies.

The company had previously announced that it would divest more than $3 billion in assets during the next 18 months as part of its increased focus on core businesses. During the quarter, the company initiated plans to explore strategic alternatives including the possible sale of its Decorative Products Division, Flexible Packaging business, Petroleum and Minerals business, Chemical Cellulose business and its interest in Bush Boake Allen. The company will have more divestiture announcements during the next 18 months, and is confident it will reach its goal within the stated time frame.


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International Paper, Continued.
Page 3

Second-quarter 2000 net sales were $6.8 billion, up from $6.4 billion in the previous quarter. International Paper reported net earnings of $270 million ($.64 per share) in the second quarter of 2000, after special items, compared with net earnings of $378 million ($.91 per share) in the first quarter of 2000 after special and extraordinary items.

Special items in the second quarter included a charge of $75 million before taxes and minority interest ($45 million after taxes and minority interest, or $.11 per share), primarily for facility closure and severance reserves.

BUSINESS BY BUSINESS PERFORMANCE

U.S. Printing and Communications Papers earnings were up from the previous quarter. Higher average selling prices and improved mill operations offset reduced shipments and downtime taken to balance inventories. During the quarter, International Paper took 125,000 tons of downtime in uncoated freesheet and plans to take an additional 35,000 - 40,000 tons per month, or roughly 10 percent of its uncoated capacity, in July and August. Coated papers reported strong earnings and average prices that were $42 per ton above the first quarter.

In the European Papers business, external markets as well as mill performance continued a positive trend. Demand for uncoated and coated papers were up compared to the same period a year ago, and imports have fallen significantly, further contributing to improved external market conditions. Uncoated prices still remain $100 per ton below U.S. prices, largely due to currency imbalances.

Second-quarter earnings for the Industrial Packaging segment reflected the full impact of the containerboard and container price increases and further internal sales and operations improvements. During the quarter, 165,000 tons of downtime were taken to balance production with demand, and for maintenance. A similar amount is planned for July and August, which is nearly 15 percent of total system capacity.

Page 4


Second-quarter earnings for the Consumer Packaging and Industrial Papers segment improved compared to the previous quarter and second quarter last year, respectively. The bleached board mills operated very well during the quarter and price increases announced in February were fully realized during the quarter. Higher raw material costs were largely offset by profit improvement programs within the division.

In the Building Materials Group, earnings were slightly lower compared to the first quarter but substantially down from second quarter a year ago. Lumber prices declined significantly over the quarter. Lower wood product prices were partially offset by higher sales volumes, improved product mix and lower manufacturing and wood costs.

In the Petroleum and Minerals business, earnings were up significantly due to strong oil and gas prices.

International Paper (www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include printing papers, packaging, building materials, chemical products and distribution. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative (SFIsm) program, a system that ensures the perpetual growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States at Purchase, N.Y., International Paper has operations in nearly 50 countries, employs more than 117,000 people and exports its products to more than 130 nations.

Page 5

This news release contains certain statements that are not historical facts and are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) which are based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions which could cause or contribute to actual results differing materially from such forward-looking statements. These risks, uncertainties and assumptions include the following: whether cost-cutting initiatives and other merger-related synergies can be achieved, changes in pricing levels, the general level of economic activity in North America, Europe, Asia and elsewhere, fluctuations in interest rates and currency exchange rates, and the effect on the company of changes in environmental and pollution control laws.

All numbers stated are preliminary and unaudited.

Page 6

                               International Paper
                            Sales by Industry Segment
                            Preliminary and Unaudited
                                  (In millions)


                                     Three Months Ended      Six Months Ended
                                          June 30,               June 30,
                                          --------               ---------
                                      2000       1999        2000        1999
                                      ----       ----        ----        ----
Printing & Communications           $ 1,620    $  1,385    $  3,270    $  2,835
   Papers

Industrial & Consumer Packaging       1,985       1,760       3,790       3,435

Distribution                          1,700       1,675       3,450       3,375

Chemicals & Petroleum                   365         360         710         710

Forest Products                         750         815       1,530       1,600

Carter Holt Harvey                      460         400         870         765

Less:  Intersegment Sales              (100)       (399)       (469)       (692)
                                    -------    --------    --------    --------

                                    $ 6,780    $  5,996    $ 13,151    $ 12,028
                                    =======    ========    ========    ========

Page 7


                               INTERNATIONAL PAPER
                        SUMMARY OF CONSOLIDATED EARNINGS
                            Preliminary and Unaudited
            (In millions except for net sales and per share amounts)


                                                       THREE MONTHS ENDED          SIX MONTHS ENDED

                                                            JUNE 30,                    JUNE 30,

                                                        2000       1999          2000           1999(F)
                                                        ----       ----          ----           ----
NET SALES (IN BILLIONS)                                $ 6.8     $  6.0         $ 13.2          $12.0
                                                       -----     ------         ------          -----

EARNINGS BEFORE INTEREST, INCOME
    TAXES, MINORITY INTEREST AND
    EXTRAORDINARY ITEMS                                  636(a)      87(d)       1,202(a,b)       324(d)

    INTEREST EXPENSE, NET                                156        123            287            266
                                                       -----     ------         ------          -----

EARNINGS (LOSS) BEFORE INCOME TAXES,
    MINORITY INTEREST AND EXTRAORDINARY ITEMS            480(a)     (36)(d)        915(a,b)        58(d)

    INCOME TAX PROVISION (BENEFIT)                       142(a)     (18)(d)        278(a,b)        10(d)

    MINORITY INTEREST EXPENSE, NET OF TAXES               68(a)      40            123(a)          74
                                                       -----     ------         ------          -----

EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEMS               270(a)     (58)(d)        514(a,b)       (26)(d)

    GAINS ON SALES OF INVESTMENTS, NET OF TAXES,          --         --            134(c)          --
    AND MINORITY INTEREST

    LOSS ON EXTINGUISHMENT OF DEBT, NET OF TAXES          --         13(e)          --             13(e)
                                                       -----     ------         ------          -----


NET EARNINGS (LOSS)                                    $ 270(a)  $  (71)(d,e)   $  648(a,b,c)  $  (39)(d,e)
                                                       -----     ------         ------          -----

EARNINGS (LOSS) PER COMMON SHARE
    BEFORE EXTRAORDINARY ITEMS                         $0.64(a)  $(0.14)(d)     $ 1.23(a,b)    $(0.06)(d)

EARNINGS (LOSS) PER COMMON SHARE -
    EXTRAORDINARY ITEMS                                   --     $(0.03)(e)     $ 0.32(c)      $(0.03)(e)
                                                       -----     ------         ------          -----

EARNINGS (LOSS) PER COMMON SHARE                       $0.64(a)  $(0.17)(d,e)   $ 1.55(a,b,c)  $(0.09)(d,e)
                                                       =====     ======         ======         ======


EARNINGS (LOSS) PER COMMON SHARE -
    ASSUMING DILUTION                                  $0.64(a)  $(0.17)(d,e)   $ 1.55(a,b,c)  $(0.09)(d,e)
                                                       =====     ======         ======         ======

AVERAGE SHARES OF COMMON STOCK
     OUTSTANDING                                        421.0     413.0          417.3          412.5
                                                       =====     ======         ======         ======


(a) Includes a charge of $75 million before taxes and minority interest related primarily to facility closure and severance reserves

Page 8


         ($45 million after taxes and minority interest).

(b) Includes an $8 million pre-tax charge ($5 million after taxes) for Union Camp merger integration costs.

(c) Includes a gain of $385 million before taxes and minority interest expense ($134 million after taxes and minority interest expense) on the sale of our investment in Scitex and Carter Holt Harvey's sale of its share of COPEC.

(d) Includes a $157 million pre-tax charge ($116 million after taxes) for Union Camp merger integration costs, $36 million of pre-tax earnings ($27 million after taxes) for the reversal of restructuring reserves no longer required, and restructuring and other charges totaling $113 million before taxes ($69 million after taxes).

(e) Includes an extraordinary pre-tax charge of $21 million ($13 million after taxes) for the refinancing of high interest Union Camp debt, which International Paper assumed under the merger agreement.

(f) Amounts have been restated to reflect the April 30, 1999 merger with Union Camp.